Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3ASR No. 333-201838) of Ultragenyx Pharmaceutical Inc., and

(2) Registration Statement (Form S-8 No. 333-201843 and 333-194773) pertaining to the 2011 Equity Incentive Plan, as amended, 2014 Incentive Plan and 2014 Employee Stock Purchase Plan of Ultragenyx Pharmaceutical Inc.; of our report dated March 27, 2015, with respect to the financial statements of Ultragenyx Pharmaceutical Inc. included in this Annual Report (Form 10-K) of Ultragenyx Pharmaceutical Inc. for the year ended December 31, 2014.

/S/ ERNST & YOUNG LLP

Redwood City, California

March 27, 2015